Exhibit 99.2

BROCADE CONTACTS

Media Relations	Investor Relations	FS Communications
Leslie Davis	Shirley Stacy	Wendy Lewis
Tel: 408.333.5260	Tel: 408.333.5752	Tel: 650.691.1488
lmdavis@brocade.com	sstacy@brocade.com	wendy@fscomm.com

BROCADE ANNOUNCES ACQUSITION OF THERION SOFTWARE CORPORATION

SAN JOSE, Calif. — May 4, 2005 — Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD), the world’s leading provider of infrastructure solutions for Storage Area Networks (SANs), today announced that it has acquired Therion Software Corporation (Therion), a privately held company based in Redmond, Washington that is developing software management solutions.

Under the terms of the acquisition agreement, Brocade has acquired all of the remaining outstanding shares of Therion for approximately $9.3 million in cash and assumed all of Therion’s outstanding stock options. The acquisition will be accounted for as an asset purchase and the Company expects to record a one-time charge in the range of $7 — $10 million associated with the write-off of acquired in process research and development expenses in the third quarter of fiscal 2005.

“We have been working with Therion for more than a year on technologies that will leverage SAN infrastructure to address challenges in the enterprise data center,” said Michael Klayko, Brocade Chief Executive Officer. “This acquisition allows us to integrate a skilled team with expertise in shared storage and dynamic system management into Brocade’s engineering group, and accelerate several new product development programs.”

Brocade plans to unveil new technologies developed as a result of the acquisition at the Brocade Conference 2005 on June 1, 2005 in Santa Clara, Calif.

About Brocade Communications Systems, Inc.

Brocade offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify SAN implementation, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

Cautionary Statement

This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include statements regarding the expected benefits of Brocade’s acquisition of Therion, Therion’s products under development, the accounting effects of the acquisition and Brocade’s product portfolio and business prospects. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, the risk that Brocade may not successfully integrate Therion’s operations; that Therion’s product development efforts will not result in products that achieve marketability or commercial acceptance; that Therion employees will not remain employed by Brocade; quarterly and annual fluctuations in our revenues and operating results; the effect of changes in IT spending levels; the effect of competition, including pricing pressure; our dependence on OEM partners; our ability to develop new and enhanced products that achieve widespread market acceptance; our failure to manage distribution channels, inventory levels and relationships; risks associated with international political instability; and our failure to adequately anticipate future OEM and end-user product needs or to accurately forecast end-user demand. These and other risks are set forth in more detail in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 29, 2005. Brocade expressly assumes no obligation to update any such forward-looking statements.

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